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                                                              EXHIBIT 10(ii)(aj)


                           J. C. PENNEY COMPANY, INC.
                           1998 EVA PERFORMANCE PLAN

     1. Purposes of Plan. The general purposes of the 1998 EVA Performance Plan ("Plan") are to motivate selected management associates of J. C. Penney Company, Inc. ("Company") and its subsidiaries to continue and increase their efforts on the Company's behalf to achieve consistent corporate performance over a long-term horizon and produce sustained improvements in economic value added for the Company's stockholders and to assist the Company in continuing to attract, retain, and develop management personnel capable of assuring the Company's future success.

     2. Administration of Plan. The Plan shall be administered by, or under the direction of, a committee ("Committee") of the Board of Directors of the Company ("Board") consisting of not less than three Board members who shall not be eligible, while serving on the Committee, to receive payments under the Plan. The Committee shall have plenary authority to interpret the Plan and to make all determinations specified in or permitted by the Plan or deemed necessary or desirable for its administration or for the conduct of the Committee's business. All interpretations and determinations of the Committee may be made on an individual or group basis, and shall be final, conclusive, and binding on all interested parties.

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     3.  Eligibility and Bases of Participation.  Performance units under the
Plan may be awarded to such general management associates (which term as used herein includes, without limitation, officers of the Company), regional and district management associates, and such other selected management associates of the Company and its subsidiaries ("Participants"), and in such amounts, as the Committee shall determine. The Committee may determine that an otherwise eligible associate, who remains employed by the Company or a subsidiary, shall not prospectively participate in the Plan. In determining the Participants who are to receive performance unit awards and the number of units to be awarded, the Committee may take into account the nature of services rendered by the respective associates, their respective contributions to the Company's success, their respective position responsibility levels and salaries, and such other factors as the Committee in its discretion shall deem relevant in light of the purposes of the Plan.

     4. Valuation of Performance Unit Awards. Subject to the provisions of Sections 6, 7, and 8 of the Plan, performance units shall be awarded to Participants on an annual basis. The Committee shall determine for each fiscal year a method or methods for measuring performance and for calculating the dollar value of each performance unit which may be awarded for such fiscal year. The total dollar value of all performance units awarded for each fiscal year shall be calculated in accordance with such determinations of the Committee, and awards shall be credited to each Participant's bonus reserve account (as described in Section 5) on the basis of such calculation. The Committee shall adopt such rules and procedures as shall be necessary or desirable in order that such

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calculation will be verified, and such verified calculation shall be submitted to the Board and shall be final, conclusive, and binding on all interested parties.

     5. Award Payment. A bonus reserve account shall be established for each Participant for the purpose of making payments to such Participant under the Plan. Each fiscal year, the total dollar value of all performance units awarded to a Participant for such fiscal year, calculated in accordance with Section 4, shall be credited to such Participant's bonus reserve account. Any payments to such Participant under the Plan in a fiscal year, as determined by the Committee, shall be made from such Participant's bonus reserve account in cash at the time or times determined by the Committee. Any amounts not paid to the Participant in a fiscal year shall remain in such Participant's bonus reserve account. The amounts held in the bonus reserve accounts are subject to reduction prior to distribution based upon future Company results. Positive amounts held in the bonus reserve accounts shall be credited with interest on an annual basis as of the last day of the fiscal year using an interest rate equal to the Moody's Single A Corporate Bond Yield in effect as of that date. Except
(a) for payment on account of death under Section 7, or (b) for deduction to cover Federal (including "FICA"), state, or local withholding taxes arising on issuance of stock under any Company stock option or other equity compensation program, or (c) where a Participant relinquishes part or all of an award payment to extinguish an indebtedness to the Company or a subsidiary, no award or right thereunder shall be assignable or transferable, and any attempt to do so shall be void.

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     6.  Employment Termination.  Except as otherwise provided in this Section
6, the Committee shall prescribe rules covering, and may determine in individual cases, the effect, if any, on, the payment of awards for any fiscal year if (a) a Participant's employment with the Company or a subsidiary terminates for any reason or (b) a Participant terminates employment and, before or after such termination, commits any act, or fails to take any action which, in the opinion of the Committee, results or may result in a detriment to the Company or a subsidiary.

     A Participant shall not receive an award for any fiscal year if prior to payment the Participant is given a summary dismissal, or resigns in lieu of summary dismissal, under the Company's personnel procedures in effect from time to time. All determinations by the Company with respect to the foregoing for Plan purposes shall be final, conclusive, and binding on all interested parties.

     7. Death. The Committee shall prescribe rules covering, and may determine in individual cases, the effect, if any, on, the payment of awards for any fiscal year if a Participant or former Participant should die before such payment. The Committee may permit a Participant to designate one or more beneficiaries to receive payment of an award in the event of death, and to change or revoke any such designation, on a form or forms approved by the Committee, which must be filed with the Company to be effective.

     8.  Transfers and Leaves of Absence.  The Committee shall prescribe rules

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covering, and may determine in individual cases, the effect, if any, on, the payment of awards for any fiscal year if a Participant incurs a change of duties or position which renders such Participant ineligible to continue to be a Participant, or if a Participant is granted an excused absence or approved leave of absence or is placed on layoff under the Company's personnel procedures in effect from time to time.

     9. Right to Continued Employment. Nothing in the Plan shall confer on a Participant any right to continue in the employ of the Company or any subsidiary or affect in any way the right of the Company or any subsidiary to terminate such Participant's employment at any time.

     10. Effective Date.  The effective date of the Plan shall be February 1,
1998.

     11. Termination and Amendment. The Board of Directors may terminate the Plan or make such amendments as it shall deem advisable, including, but not limited to, any amendments to conform to or reflect any change in any law, regulation, or ruling applicable to the Plan. No termination or amendment of the Plan may adversely affect the right to payment of an award without the consent of the person to whom the award is payable.

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